Escalade Reports First Quarter Revenue Increase of 14% in the Sporting Goods Segment

EVANSVILLE, Ind., April 25, 2013 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the first quarter of 2013 was $1.6 million, or $0.12 basic and diluted earnings per share which equaled results for the same quarter in 2012. Consolidated net revenues for the first quarter of 2013 were 4% higher than the same quarter last year. Net revenue for the Sporting Goods segment increased by 14% while quarterly net revenue in the Information Security and Print Finishing segment declined 21% compared with the same period last year.

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The Company attributes increases in revenue in the Sporting Goods segment to new product development and brand marketing which has increased consumer demand for its products. Management expects continued revenue growth in the Sporting Goods segment through the remainder of the year, though the improvement may be less than that experienced in the first quarter.

Revenues from the Information Security and Print Finishing business decreased 21% for the first quarter of 2013 compared with the same period last year, with minimal effects of changes in the currency exchange rates during the quarter. Contributing to the decrease in revenue is a reduction in government spending in European countries along with increased competition. The Company expects challenges in this segment for the remainder of the year.

"In spite of unfavorable weather, the Sporting Goods segment experienced excellent growth during the first quarter," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "Consumers and retail partners are enthusiastically responding to the breadth of new products we are launching under our flagship brands."

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

CONTACT:
Deborah Meinert
Vice President and CFO
812/467-1251

ESCALADE, INCORPORATED AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	23 March 2013	24 March 2012	23 March 2013	24 March 2012

NET SALES	$ 31,838	$ 30,565	$ 148,862	$ 136,817

OPERATING EXPENSES
Cost of goods sold	20,960	20,009	104,126	94,676
Selling and administrative	7,273	7,297	31,366	35,499
Goodwill intangible asset impairment charges	--	--	13,362	--
Amortization	557	517	2,286	1,796

OPERATING INCOME (LOSS)	3,048	2,742	(2,278)	4,846

OTHER INCOME (EXPENSE)
Interest expense	(167)	(154)	(616)	(663)
Other income (expense)	(38)	172	2,820	3,448
Equity method investment impairment	--	--	(382)	--

INCOME (LOSS) BEFORE INCOME TAXES	2,843	2,760	(456)	7,631

PROVISION FOR INCOME TAXES	1,219	1,184	4,426	2,817

NET INCOME (LOSS)	$ 1,624	$ 1,576	$ (4,882)	$ 4,814

PER SHARE DATA
Basic earnings(loss) per share	$ 0.12	$ 0.12	$ (0.37)	$ 0.37
Diluted earnings (loss) per share	$ 0.12	$ 0.12	$(0.36)	$ 0.36
Average shares outstanding	13,447	12,894	13,371	12,870

CONSOLIDATED CONDENSED BALANCE SHEET (In Thousands)

	23 March 2013	29 December 2012	24 March 2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current assets	$ 69,896	$ 70,965	$ 65,004
Property, plant & equipment – net	14,166	12,281	12,060
Other assets	29,915	30,477	28,725
Goodwill	12,017	12,017	25,468
Total	$ 125,994	$ 125,740	$ 131,257

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$ 36,785	$ 38,309	$ 34,370
Other liabilities	8,082	6,974	7,885
Stockholders' equity	81,127	80,457	89,002
Total	$ 125,994	$ 125,740	$ 131,257